Exhibit 5

[O’Melveny & Myers LLP Letterhead]

February 27, 2012

Exar Corporation

48720 Kato Road

Fremont, California 94538

Re:	Registration of Securities of Exar Corporation

Ladies and Gentlemen:

In connection with the registration of up to 1,200,000 shares of Common Stock of Exar Corporation, a Delaware corporation (the “Company”), par value $0.0001 per share (the “Shares”), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on or about the date hereof, such Shares to be issued or delivered pursuant to the Inducement Option Agreement, dated as of January 3, 2012, by and between the Company and Louis DiNardo (the “Option Agreement”), you have requested our opinion set forth below.

In our capacity as counsel, we have examined originals or copies of those corporate and other records of the Company we considered appropriate.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Option Agreement, and upon payment for and delivery of the Shares as contemplated in accordance with the Option Agreement, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP